Exhibit 99.1

LKQ Corporation Finalizes Acquisition of Sator Beheer
Chicago, IL (May 1, 2013)- LKQ Corporation (Nasdaq:LKQ) today announced that it has finalized its previously announced agreement to acquire Sator Beheer (“Sator”). Sator is the market leading distributor of automotive aftermarket parts in the Netherlands, Belgium, Luxembourg and Northern France. Headquartered in Schiedam, the Netherlands, Sator is the parent company of eight operating subsidiaries. The group has over 800 employees serving a diverse base of more than 6,000 customers and offering a broad product line of over 150,000 SKUs from eleven distribution centers.

"We are delighted with our acquisition of Sator Beheer. We believe that Sator's leading market position, unparalleled distribution network and unique value proposition will play a pivotal role in our efforts to grow LKQ's presence in Europe,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.

About LKQ Corporation
LKQ Corporation is the largest nationwide provider of aftermarket, recycled and refurbished collision replacement parts, and a leading provider of recycled transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, the Benelux, France, Canada, Mexico and Central America. LKQ operates more than 500 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Joseph P. Boutross-LKQ Corporation
Director, Investor Relations
(312) 621-2793
jpboutross@lkqcorp.com